EXHIBIT 99.2

FOR IMMEDIATE RELEASE

NewLink Genetics Presents Results from Two Phase 1 Studies with Immunotherapy Agent, Indoximod, at the ASCO 2013 Annual Meeting
Data Demonstrate Evidence of Indoximod's Safety and Anti-Tumor Activity When Used in Combination with Other Anti-Cancer Agents in Metastatic Solid Tumors

Ames, IA - June 3, 2013 -- NewLink Genetics Corporation (NASDAQ: NLNK), an oncology-focused biopharmaceutical company specializing in immunotherapy, today announced results from two clinical studies with indoximod, an orally administered small molecule drug candidate that inhibits the IDO pathway. Indoximod was tested in a Phase 1 study in combination with docetaxel and in a Phase 1B/2 study in combination with dendritic cell cancer vaccine (AD.p53DC). In both studies, data indicated that indoximod was well tolerated when combined with these anti-cancer agents. The data also indicated promising signs of anti-tumor activity. Based on these results, NewLink has recently advanced indoximod into two separate Phase 2 cancer trials in patients with metastatic breast cancer.
The Phase 1 trial of indoximod in combination with docetaxel was conducted in patients that failed prior treatments to determine the maximum tolerated dose and evaluate the safety and activity for the combination of indoximod and docetaxel. The data showed that in 22 evaluable patients, 18 percent (4/22) exhibited a partial response and 41 percent (9/22) had stable disease. Data indicated that the combination therapy was well tolerated with no increase in expected toxicities or unexpected drug-drug interactions. Further, the pharmacokinetic profile of the combination therapy was similar to the profile of each drug as a single agent. Based on these results, a randomized Phase 2 clinical study was initiated evaluating the potential of indoximod in combination with docetaxel in patients with metastatic breast cancer using 1200 mg twice per day (BID) of indoximod and 75 mg/m2 of docetaxel once every three weeks.
The Phase 1B/2 trial of indoximod in combination with a dendritic cell cancer vaccine (AD.p53DC) was conducted in 32 patients with metastatic solid tumors who failed prior treatments, 22 of whom had metastatic breast cancer. The primary objective of the study was to determine the maximum tolerated dose of the two agents when combined. Data indicated that the combination therapy was well tolerated and established the Phase 2 dose for the combination. Stable disease was observed in three patients during the initial treatment phase of the study. Of the 22 patients in the study with metastatic breast cancer, 11 patients that showed tumor progression after treatment with indoximod plus vaccine were subsequently treated with gemcitabine-based chemotherapy. Six of these 11 patients (54 percent) achieved an objective response, including a complete response in one patient who had received four prior chemotherapies. Based on these results, a Phase 2 clinical study was initiated evaluating the potential of indoximod in combination with the cancer vaccine in patients with metastatic breast cancer using 1600 mg BID of indoximod and the vaccine. This trial will also evaluate the impact of salvage therapy for patients using carboplatin and gemcitabine.
”Taken together, we believe the data from these trials demonstrate the significant potential of indoximod and its action as an IDO pathway inhibitor to disrupt the mechanisms by which cancer evades a patient's immune system and to boost the effect of other therapies, including cytotoxic agents and cancer vaccines for the treatment of solid tumors,” commented Charles J. Link, Jr., MD, Chairman and Chief Executive Officer of NewLink Genetics.
Both studies were discussed in poster presentations at the 2013 Annual Meeting of the American Society of Clinical Oncology (ASCO) by NewLink researchers and collaborators. The first poster presentation was entitled “A phase 1 study of indoximod in combination with docetaxel in metastatic solid tumors.” The second poster presentation was entitled “A phase I study of ad.p53 DC vaccine in combination with indoximod in metastatic solid tumors.”

EXHIBIT 99.2

About IDO pathway inhibition
NewLink's IDO pathway platform is focused on developing small molecule drugs that disrupt mechanisms by which tumors evade a patient's immune system. IDO pathway inhibitors are another class of immune checkpoint inhibitors akin to the recently developed antibodies targeting CTLA-4 and PD-1 that are potential breakthroughs in cancer therapy. NewLink's IDO pathway inhibitors are orally administered small molecules that can be used in combination with other cancer therapeutics.
The IDO pathway regulates immune response by suppressing T-cell function and enabling local tumor immune escape. Recent studies have demonstrated that the IDO pathway is active in many cancers, both within tumor cells as a direct defense against T-cell attack, and also within antigen presenting cells in tumor draining lymph nodes resulting in peripheral tolerance to tumor associated antigens (TAAs). Cancers may use the IDO pathway to facilitate survival, growth, invasion and metastasis of malignant cells expressing TAAs that might otherwise be recognized and attacked by the immune system.
NewLink is actively developing two IDO pathway inhibitors. The most advanced is indoximod, which is being studied in various chemotherapy and immunotherapy combination clinical studies. The second IDO pathway inhibitor, NLG919, has shown promising preclinical results and is expected to enter clinical trials by the end of 2013.

About NewLink Genetics Corporation
NewLink is a biopharmaceutical company focused on discovering, developing and commercializing novel immunotherapeutic products to improve treatment options for patients with cancer.  NewLink's portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications.  NewLink's product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens.   For more information please visit http://www.linkp.com.  Patient information is available at http://www.pancreaticcancer-clinicaltrials.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "target," "potential," "will," "could," "should," "seek," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the prospects of algenpantucel-L, tergenpumatucel-L, indoximod and our other HyperAcute and/or IDO pathway product candidates and related trials; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink makes due to a number of important factors, including those risks discussed in "Risk Factors" and elsewhere in NewLink's Annual Report on Form 10-K for the period ended December 31, 2012, Quarterly Report on Form 10-Q for the period ended March 31, 2013, Form S-3 Registration Statement filed December 28, 2012 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent NewLink's views as of the date of this press release. NewLink anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink's views as of any date subsequent to the date of this press release.

Contact:

EXHIBIT 99.2

Media:
Gina Nugent
The Yates Network
gina@theyatesnetwork.com

Investors:
Gordon Link
Chief Financial Officer
515-598-2925
glink@linkp.com